EXHIBIT 10.9

[STONEGATE MORTGAGE CORPORATION LOGO]

Richard Mirro

12360 S. Pleasant Grove Road

Floral City, FL 34436

March 9, 2012

Dear Mr. Mirro:

Letter of appointment

I am pleased to confirm the terms of your appointment as a non-executive director of Stonegate Mortgage Corporation (the “Company”).

This letter agreement sets out the main terms of your appointment as a director. It is agreed between us that this is a contract for services and is not a contract of employment.

1.	APPOINTMENT

1.1	Subject to the remaining provisions of this letter agreement, your appointment as a non-executive director shall commence on the date hereof and continue until your resignation or removal.

1.2	Your appointment is subject to the articles of incorporation of the Company, as amended from time to time (the “Articles”), the Code of Regulations of the Company, as amended from time to time (the “Code of Regulations”), and by applicable law, including the General Corporation Law of the State of Ohio, as in effect from time to time. Nothing in this letter agreement shall be taken to exclude or vary the terms of the Articles or Code of Regulations, as they apply to you as a director of the Company. Continuation of your appointment is contingent on your continued satisfactory performance and re-election by the shareholders as required by the Code of Regulations. If the shareholders do not re-elect you as a director in accordance with the Code of Regulations your appointment shall terminate automatically and with immediate effect. Notwithstanding the foregoing, your appointment is subject to the nomination by and continued affirmation by the holders of the Company’s Series D Convertible Preferred Stock, par value $0.001 per share, and you may be removed by such holders at any time.

1.3	On termination of the appointment, you shall only be entitled to accrued fees as at the date of termination together with reimbursement of any expenses properly incurred prior to that date.

2.	TIME COMMITMENT

2.1	Your appointment requires you to be available to perform those duties customarily related to functions of a member of a board of directors. This will include attendance at board meetings and meetings of committees of which you are a member. Without limiting the foregoing, you will be expected to attend on-site meetings of the Company from time to time which the Company will attempt to schedule in connection with quarterly board meetings. In addition, you will be required to review all relevant papers furnished to you prior to each meeting.

2.2	In addition, you agree to make yourself reasonably available to the CEO and other executive officers designated by the CEO, from time to time as mutually agreed upon, for purposes of meeting and/or providing consultation to Company management on matters unrelated to your status as a board member or committee member, including, but not limited to, strategic planning, operational issues, acquisitions, and capital raising and financing alternatives. For avoidance of doubt, the Company recognizes and agrees that no advice or opinions given, or work performed, by you in your non-director capacity shall be binding on you as a director of the Company nor shall it be interpreted or implied as your approval or disapproval of such matters as a director of the Company.

2.3	By accepting this appointment, you confirm that you are able to allocate sufficient time to meet the expectations of your role.

3.	ROLE AND DUTIES

3.1	As a non-executive director you shall have the same general legal responsibilities to the Company as any other director. The board as a whole is collectively responsible for the success of the Company.

3.2	As a non-executive director, you are an independent contractor and your appointment will not create any partnership, joint venture or employer/employee relationship for purposes of employee benefits, income tax withholding, F.I.C.A. taxes or otherwise.

3.3	You shall be entitled to request all relevant information about the Company’s affairs as is reasonably necessary in order to enable you to discharge your duties.

4.	COMPENSATION

4.1	During your appointment, the Company will pay you the following fees:

(a)	A fee of $50,000 per annum (the “Basic Fee”), payable in four (4) equal quarterly installments of $12,500;

(b)	So long as you shall serve on the audit committee of the board of directors, a fee of $5,000 per calendar quarter (the “Audit Committee Fee”);

(c)	So long as you serve on the risk/credit committee of the board of directors, a fee of $5,000 per calendar quarter (the “Risk Committee Fee”); and

(d)	A fee of $5,000 for each regularly scheduled and formal quarterly meeting of the board of directors (and, for the avoidance of doubt, not for committee meetings or any other meetings of the board of directors) duly attended by you (each a “Meeting Fee”, and together with the Basic Fee, Audit Committee Fee and Risk Committee Fee, collectively, the “Fees”, and each, a “Fee”).

4.2	Payment of Fees (other than Meeting Fees) earned hereunder shall be made quarterly in cash in advance commencing April 1, 2012 and, thereafter, on the first business day of each calendar quarter, subject to paragraph 4.1. No invoices need be submitted by you for payment of any Fees.

4.3	You shall receive options to purchase 7,322 shares of the Company’s common stock, $0.001 par value per share, exercisable at a price per share equal to $55.0 per share. This option grant shall be subject to the terms of the Company’s 2011 Omnibus Incentive Plan. Your options shall vest in a series of twelve (12) equal successive quarterly installments commencing from the completion of the calendar quarter ending June 30, 2012; provided, that upon the termination of your appointment, all unvested options shall be terminate and be forfeited, and provided further that in the event the Second Closing or Third Closing (each as defined in the Series D Preferred Stock Purchase Agreement dated as of March 9, 2012 between the Company and Stonegate Investors Holdings LLC (the “Stock Purchase Agreement”)) do not occur (other than where the failure to consummate any such closing is due to a breach by the Company under the Stock Purchase Agreement), unvested options shall automatically be forfeited to maintain the 1% relationship between your options and the outstanding securities of the Company, as more particularly described in your Option Agreement.

4.4	The Company shall reimburse reasonable and properly documented expenses that you incur in performing the duties of your position, subject to the Company’s standard policies.

5.	INDEPENDENT LEGAL ADVICE

In some circumstances you may consider that you need professional advice in the furtherance of your duties as a director and it may be appropriate for you to seek advice from independent advisors at the Company’s expense. The Company shall reimburse the reasonable cost of expenditure incurred in accordance with its policy.

6.	OUTSIDE INTERESTS

6.1	It is accepted and acknowledged that you have business interests other than those of the Company and have declared any conflicts that are apparent at present. If you become aware of any potential conflicts of interest, these should be disclosed to the chairman and company secretary as soon as you become aware of them.

7.	CONFIDENTIALITY

7.1	All information acquired during your appointment is confidential to the Company and should not be used by your or disclosed to third parties or used for any reason other than in the interests of the Company, either during your appointment or following termination (by whatever means), without the prior written consent of the Company.

8.	REPRESENTATIONS AND WARRANTIES

You represent and warrant to the Company that no other party has exclusive rights to your services in the specific areas described herein and that you are in no way compromising any rights, duties or trust between any other party and you. You further represent, warrant and agree that no other agreement, written or otherwise, now exists or will be entered into that will create a conflict of interest with your appointment as a non-executive director or otherwise impair your ability to perform you obligations with respect to the Company.

9.	DATA PROTECTION

9.1	By signing this letter agreement you consent to the Company holding and processing information about you for legal, personnel, administrative and management purposes.

9.2	You consent to the Company making such information available to any regulatory authorities, potential or future employers, governmental or quasi-governmental organizations and potential purchasers of the Company or the business in which you work.

10.	NOTICES

For the purpose of this letter agreement, notices and all other communications provided for in the letter agreement shall be in writing and shall be deemed to have been duly given when delivered by hand, U.S. Mail, or overnight courier, addressed to the respective addresses set forth below in this letter agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:	Stonegate Mortgage Corporation 9190 Priority Way West Drive, Suite 300 Indianapolis, IN 46240 Attn: Board of Directors

If to you:	To your most recent address set forth in the records of the Company

11.	MISCELLANEOUS

11.1	This letter agreement supersedes all prior or contemporaneous written or oral understandings or agreements, and may not be added to, modified, or waived, in whole or in part, except by a writing signed by the party against whom such addition, modification or waiver is sought to be asserted.

11.2	This letter agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns and, except as otherwise expressly provided herein, neither this letter agreement, nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto without the prior written consent of the other party.

11.3	Notwithstanding the expiration of termination of this letter agreement, neither party hereto shall be released hereunder from any liability or obligation to the other which has already accrued as of the time of such expiration or termination (including, without limitation, Company’s obligation to make any Fees and expense payments required pursuant to Section 4 hereof) or which thereafter might accrue in respect of any act or omission of such party prior to such expiration or termination.

11.4	Any provision of this letter agreement which is determined to be invalid or unenforceable shall not affect the remainder of this letter agreement, which shall remain in effect as though the invalid or unenforceable provision had not been included herein, unless the removal of the invalid or unenforceable provision would substantially defeat the intent, purpose or spirit of this letter agreement.

Please indicate your acceptance of these terms by signing and returning to the attached copy of this letter agreement.

Yours sincerely

/s/ James J. Cutillo
James J. Cutillo, CEO

For and on behalf of Stonegate Mortgage Corporation

I agree to the above terms of appointment as a non-executive director.

/s/ Richard Mirro
Richard Mirro

Signed on March 8, 2012 by Richard Mirro